UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 9, 2013, the Company and Elliott Associates, L.P. and certain of its affiliates (“Elliott”) entered into an amendment to the March 27, 2013 agreement between the Company and Elliott that extends the August 12, 2013 expiration of the Elliott standstill for proxy contests and certain other transactions set forth in the Agreement to September 20, 2013. In addition, the amendment (i) acknowledges that the Company has amended its Bylaws to delay by 30 days the window for submission of director nominations and shareholder business for the 2013 annual shareholder meeting as described in Item 5.02 below, (ii) provides that the Company will not hold its 2013 annual meeting (or any special meeting to elect directors) prior to November 21, 2013 or after January 20, 2014, and (iii) provides that the Company will not distribute proxy materials for its 2013 annual meeting (or any special meeting for the election of directors occurring between August 9, 2013 and January 21, 2014) on or before October 9, 2013.

The foregoing description of the Amendment is qualified in its entirety by the copy of the Amendment attached hereto as Exhibit 10.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On August 9, 2013, the Board of Directors approved Amended and Restated Bylaws of the Company, a copy of which is attached hereto and incorporated herein as Exhibit 3.1 (the “Amended Bylaws”). The Amended Bylaws amend Section 2.14(a) (Stockholder Business at Annual Meetings of the Stockholders) and Section 3.18(a) (Notice of Stockholder Nominees) of the Company’s Bylaws to provide that in order for a stockholder nomination for election to the Board of Directors or a stockholder notice of business to be brought before the 2013 annual meeting of stockholders (or any special meeting of stockholders held after August 9, 2013 and before January 21, 2014 at which directors are to be elected) to be timely, a stockholder’s notice of such nominee or other business must be received by the Company no later than the close of business on September 30, 2013 and no earlier than the close of business on August 30, 2013.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company

10.1	Amendment to letter agreement, dated August 9, 2013, between the Company and the Elliott Group

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: August 9, 2013	BY:	/s/ Michael J. Rockenbach
Michael J. Rockenbach Executive Vice President and Chief Financial Officer

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